Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2010 First Quarter Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--May 5, 2010--Four Oaks Fincorp, Inc. (OTCBB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced results for the first quarter of fiscal year 2010. Net income for the first quarter ended March 31, 2010 was $93,000 compared to $907,000 for the same period of 2009 a decrease of $814,000. The primary reasons for this decline in net income are approximately $600,000 of nonrecurring expenses related to our acquisition of Nuestro Banco, a $420,000 increase in the provision for loan losses to $2.1 million in 2010 as compared to $1.6 million for 2009, and additional FDIC insurance premiums of $359,000. Net loan charge-offs were $1.2 million during the quarter ended March 31, 2010 as compared to $734,000 in the 2009 quarter. Our allowance for loan losses increased to $16.5 million or 2.28% of gross loans as of March 31, 2010 as compared to $10.5 million or 1.48% of gross loans as of March 31, 2009. This increase was necessary as real estate values declined, nonperforming loans increased, and the recession continued to negatively affect economic conditions in our markets. In response to the increased number of bank failures, the FDIC assessed extra premiums and raised the overall premium rates, resulting in FDIC insurance premiums totaling $498,000 for the quarter ended March 31, 2010 as compared to $139,000 for the same period in 2009.

Net interest income increased by $1.0 million or 14.9% to $7.7 million for the first quarter ended March 31, 2010 as compared to $6.7 million for the same period in 2009. While net interest income increased as interest income from loans rose due to loan growth and rate floors implemented in late 2008, the biggest contribution to the increase in net interest income was the $1.2 million decrease in interest expense. Declining deposit rates account for this positive trend in expenses which is expected to continue in 2010. Net interest margins annualized for the quarter ending March 31, 2010 were 3.45% as compared to 3.10% for the same period in 2009.

The Bank remained well capitalized with total risk based capital of 13.20%, tier 1 risk based capital of 10.26%, and leverage ratio of 7.69% at March 31, 2010, as compared to 10.82%, 9.56%, and 7.33%, respectively, at March 31, 2009. The minimum levels to be considered “well capitalized’ for each of these ratios are 10%, 6%, and 5%, respectively, but in the current banking climate, management believes higher capital levels are prudent for safe and sound bank management. Therefore our capital plan establishes our goal to maintain minimum ratios of 12%, 8%, and 7%, respectively, throughout this difficult banking cycle. We maintained our quarterly dividend payments in the first quarter of 2010, although at a reduced level. While maintaining our dividend payments is desirable, capital preservation is our highest priority in the near future. In order to preserve capital, we decreased the level of dividends paid to our shareholders from the $0.085 per share that was paid in the first quarter of 2009 to $0.01 per share paid in the first quarter of 2010, a decrease of 88.2%. Book value per share at March 31, 2010 and 2009 was $8.92 and $9.65, respectively. Tangible book value per share at March 31, 2010 was $8.87 as compared to $8.71 at March 31, 2009.

Nonperforming assets are comprised of $19.1 million of loans in nonaccrual status, $2.2 million of loans 90 or more days past due but still accruing, and $11.9 million in other real estate owned (OREO) at March 31, 2010. The levels of each of these at March 31, 2009 were $24.4 million, $1.8 million, and $2.1 million, respectively. While the levels are elevated, there has been much progress over the past 12 months toward systematically working through the problem credits to effectively manage our nonperforming assets.

Total noninterest income for the first quarter ended March 31, 2010 decreased $266,000 to $1.4 million from $1.7 million for the first quarter ended March 31, 2009. The decrease was primarily due to the reduction in gains realized on sales of investment securities. Total noninterest expense for the first quarter of 2010 increased $1.5 million to $7.2 million from $5.7 million for the first quarter of 2009. The increase was primarily due to approximately $600,000 spent in connection with the acquisition of Nuestro Banco, $359,000 additional FDIC insurance premiums paid due to increased rates, and $446,000 increased expenses related to foreclosures and losses on the sale of repossessed collateral.

Total assets rose $13.4 million to $970.6 million at March 31, 2010 as compared to $957.2 million at March 31, 2009. Gross loans increased $15.7 million and total deposits increased $4.4 million. These increases include assets of approximately $14.8 million, gross loans of approximately $6.6 million, and deposits of approximately $6.8 million from the acquisition of Nuestro Banco. Average earning assets at March 31, 2010 and 2009 were $908.1 million and $880.3 million, respectively. Local deposits increased $6.7 million to $563.3 million at March 31, 2010 as compared to $556.7 million at March 31, 2009, while out of market wholesale deposits decreased $2.3 million to $196.0 million from $198.3 million.

Chairman, Chief Executive Officer and President Ayden R. Lee, Jr. stated, “We are pleased to return to profitability and anticipate better results going forward. Progress continues in working with our customers to resolve the credit issues; however, the process moves slowly and will take about eighteen months or more to work through. Positive signs of economic recovery are evidenced by improvement in the Dow Jones Industrial Average, the 44% increase in the South’s new home sales from February 2010 to March 2010, and improved consumer confidence. We continue to position the bank to remain ready to meet the increased demand for credit in our markets as the recovery strengthens.”

With $970.6 million in total assets as of March 31, 2010, Four Oaks Fincorp, Inc., through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its 18 offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, Southern Pines, and Raleigh, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and other uncertainties. Additional factors that could cause actual results to differ materially are discussed in our filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. We do not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer
or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177